Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Kerri Thurston	Ted Gartner
Phone | 913/397-8200	Phone | 913/397-8200
E-Mail | investor.relations@garmin.com	E-Mail | media.relations@garmin.com

Garmin Shareholders Approve Quarterly Dividend through March 2012

Schaffhausen, Switzerland /June 3, 2011/Business Wire

At Garmin Ltd.’s annual shareholders’ meeting held today, approval was received from the shareholders in accordance with Swiss corporate law for a cash dividend in the amount of $2.00 per share (subject to possible adjustment based on the total amount of the dividend in Swiss Francs as approved at the annual meeting).  The dividend is payable in four installments with $1.60 payable in the Company’s 2011 fiscal year as follows: $0.80 on June 30, 2011 to shareholders of record on June 15, 2011, $0.40 on September 30, 2011 to shareholders of record on September 15, 2011, $0.40 on December 30, 2011 to shareholders of record on December 15, 2011 and $0.40 on March 30, 2012 to shareholders of record on March 15, 2012.

About Garmin Ltd

The global leader in satellite navigation, Garmin Ltd. and its subsidiaries have designed, manufactured, marketed and sold navigation, communication and information devices and applications since 1989 – most of which are enabled by GPS technology.  Garmin’s products serve automotive, mobile, wireless, outdoor recreation, marine, aviation, and OEM applications. Garmin Ltd. is incorporated in Switzerland, and its principal subsidiaries are located in the United States, Taiwan and the United Kingdom. For more information, visit Garmin's virtual pressroom at www.garmin.com/pressroom or contact the Media Relations department at 913-397-8200. Garmin is a registered of Garmin Ltd.

Notice on Forward-Looking Statements:

This release includes forward-looking statements regarding Garmin Ltd. and its business. Such statements are based on management’s current expectations.  The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of known and unknown risk factors and uncertainties affecting Garmin, including, but not limited to, the risk factors listed in the Annual  Report on Form 10-K for the year ended December 25, 2010, filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983).  A copy of such Form 10-K is available at www.garmin.com/aboutGarmin/invRelations/finReports.html.  No forward-looking statement can be guaranteed.  Forward-looking statements speak only as of the date on which they are made and Garmin undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.